UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 15 , 2005

NEVADA CLASSIC THOROUGHBREDS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-31154	86-1007952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

705 North 110th Place

Mesa, AZ 85207

(Address of principal executive offices, including zip code)

(480) 890-0678

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

On December 11, 2005 in its normal course of business, the company purchased two thoroughbred colts that are intended to be used as breeding stallions. While this purchase is not material in providing immediate income to the company, nor considered material in the sense of the horse industry per se, it is, however, an important event in the developmental stage of the company.

The company intends to employ the strategy that has been used successfully in Europe -- that of carefully racing the horses, developing them to win a graded stakes race, and then ending their racing careers prematurely to establish them as breeding stallions. The company intends to follow this very successful strategy widely used in Europe, and to a much lesser extent, the United States.

In selecting the two colts just purchased, the company followed a strategy similar to that employed by the owners of the stallion SEATTLE SLEW -- first in picking out physical specimens that met the company's criteria for conformation, attitude, and temperament; and then selecting from that group the two colts whose pedigrees are strong enough to carry nice stud fees when they win their graded stakes races. It is important to note that many of the half-brothers of the sire of the company's newly purchased colts carry 5- to 6-digit stud fees. However, until the company's new colts race successfully at the track, the company evaluates each of its colts' breeding shares at a modest $2,000 stud fee. This figure, in the company's opinion, is a conservative base from which the stud fees can increase or decrease depending upon each race horse’s ability to win at the level of a graded-stakes competition.

The price of "Breeding Shares" is determined by the price of the stud fee. For example, the price of a "Breeding Share" for young stallions, industry-wide, is approximately four (4) times that stallion's stud fee. Since a stallion is bred to approximately 50-100 mares each year, this equates to 50-100 "Breeding Shares." A "Breeding Share" is defined as the share purchaser's right to breed one mare to the stallion for the entire life of the stallion. In the horse industry this is usually referred to as "the syndication" or "the breeding syndication," and is usually overseen by a managing person or group. The company evaluates the stallion breeding shares (from a $2,000 stud fee, as noted above) to be $8,000 per Breeding Share, with 75 shares available, per stallion. The Breeding Shares of the colts are intended to be carried on the books of the company as inventory until sold. The value of that inventory may increase or decrease in the future depending upon race records and breeding records of the colts.

The horse industry is highly volatile, being considered a high-risk, high-reward industry. The company’s Power Genetics is designed to enable the company to breed or purchase horses that can race at the highest level of competition. However, illness, injury, or even death can occur either while a horse is breeding or while the horse is racing at the track. It is important to realize, as investors, that a horse may start out to be worth millions of dollars; but because of injury or illness, the horse then is worth only thousands of dollars. Likewise, the reverse is also true. For instance, a horse may be purchased for a mere one thousand dollars, then after winning a graded-stakes race, that horse is suddenly worth millions of dollars. Hence, the critical criteria in the horse industry is this: Does the horse have the potential to win graded-stakes races? The company believes it can determine this through the use of its proprietary Power Genetics.

The company has attended sales in California, Kentucky and Texas, looking at literally hundreds of horses, to find just the right combination of Power Genetics that will enable a horse to compete on the graded-stakes level of racing. The company believes that its recently-purchased colts possess this genetic ability. It is now the care, training and race strategies that the company employs that will bring out this hidden ability, and allow investors to take advantage of the company’s proprietary Power Genetics for investment gains.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA CLASSIC THOROUGHBREDS, INC.

Date: December 15, 2005	/s/ Brad Brimhall
Brad Brimhall President and Chief Executive Officer